EXHIBIT 16

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 12/16/25 to 1/21/26, the date of the event which required filing of this Schedule 13D/A. Unless otherwise indicated below, all trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
12/16/2025	Buy	5,846	57.02
12/17/2025	Buy	12,649	57.49
12/18/2025	Buy	3,881	57.52
12/22/2025	Buy	2,760	60.85
12/23/2025	Buy	2,524	61.75
12/24/2025	Buy	467	60.76
12/26/2025	Buy	714	61.92
12/29/2025	Buy	10,111	58.81
12/30/2025	Buy	6,892	60.34
12/31/2025	Buy	9,112	59.99
1/2/2026	Buy	8,782	58.93
1/5/2026	Buy	8,770	60.32
1/6/2026	Buy	3,280	61.80
1/7/2026	Buy	3,598	59.78
1/8/2026	Buy	2,479	60.71
1/9/2026	Buy	4,152	62.03
1/12/2026	Buy	9,508	64.19
1/13/2026	Buy	15,162	64.52
1/14/2026	Buy	5,000	63.82
1/15/2026	Buy	4,654	63.35
1/16/2026	Buy	4,541	63.63
1/20/2026	Buy	3,723	66.08